Han Kun Law Offices
Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China
Tel: (86 10) 8525-5500; Fax: (86 10) 8525-5511/ 5522

December 10, 2010

To:   Trunkbow International Holdings Limited

To Whom It May Concern,

We are qualified lawyers of the People’s Republic of China (“PRC” or “China”, for the purpose of this opinion only, the PRC or China shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan). We act as the PRC counsel to Trunkbow International Holdings Limited (the “Company”), a company organized under the laws of British Virgin Islands, in connection with the Company’s Registration Statement on FormS-1, including all amendments or supplements thereto (the “Registration Statement”) for the public offering of the Company (the “Offering”).

For purposes of this opinion, we have examined and relied on the documents provided to us by the Company as listed in Exhibit I hereto (the “Commercial Agreements”) in connection with its PRC consolidated subsidiaries, namely Trunkbow Asia Pacific Technology (Shandong) Co., Ltd , the “Shandong WFOE”), Trunkbow Asia Pacific Technology (Shenzhen) Co., Ltd , the “Shenzhen WFOE”) and Shenzhen Trunkbow Technology Development Co., Ltd. , “Shenzhen Trunkbow”), and we have made such investigation of law as we have deemed appropriate as a basis for this opinion.

A.    Assumptions

In arriving at the opinion expressed below, we have assumed without independent investigation or inquiry (collectively, the “Assumptions”):

i.	All signatures, seals and chops are genuine, all Commercial Agreements submitted to us are authentic;

ii
The Commercial Agreements that were presented to us remain in full force and effect on the date of this opinion and have not been terminated, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, with respect to any of the Commercial Agreements after they were submitted to us for the purposes of this legal opinion.

CONFIDENTIALITY. This document contains confidential information which may also be privileged. Unless you are the addressee (or authorized to receive for the addressee), you may not copy, use, or distribute it. If you have received it in error, please advise Han Kun Law Offices immediately by telephone or facsimile and return it promptly by mail.  Thanks.

Han Kun Law Offices

B.        Definitions

i.	“PRC” or “China” means the People’s Republic of China (for the purposes of this opinion, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan Province).

ii.	“PRC Consolidated Entities” means Shandong WOFE, Shenzhen WFOE and Shenzhen Trunkbow.

iii.
“PRC Laws” means all applicable laws, regulations, statutes, orders, decrees, notices, judicial interpretations and sub-ordinate legislations currently in force and publicly available in the PRC on the date of this opinion.

iv.	“Underwriting Agreement” means the Underwriting Agreement for the Offering.

Based on our understanding of the PRC law, subject to the Assumptions, qualifications set forth herein, we are of the opinion that:

(1)
The irrevocable submission of the Company to the jurisdiction of any court of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York (the “New York Court”), the waiver by the Company of any objection to the venue of a proceeding in a New York Court, the waiver and agreement not to plead an inconvenient forum, the waiver of sovereign immunity and the agreement of the Company that the Underwriting Agreement shall be construed in accordance with and governed by the laws of the State of New York do not contravene PRC Laws, provided that the aforementioned is not found by the PRC court in conflict with the fundamental principles of the PRC Laws or with the sovereignty, security or public interests of the PRC; service of process effected in the manner set forth in the Underwriting Agreement will be effective, insofar as PRC laws are concerned, to confer valid personal jurisdiction over each of the PRC Consolidated Entities; and any judgment obtained in a New York Court arising out of or in relation to the obligations of the Company under the Underwriting Agreement will be recognized and declared enforceable against the Company by PRC courts, provided that: (A) the judgment was legally effective, (B) application for recognition and enforcement by the party concerned was made to the intermediate court of the PRC which has jurisdiction, (C) application for recognition and enforcement by the foreign court was made in accordance with the provisions of the international treaties concluded or acceded to by the United States and the PRC or with the principle of reciprocity, (D) the judgment was reviewed by the PRC court which has jurisdiction in accordance with the international treaties concluded or acceded to by the People’s Republic of China or on the principle of reciprocity, and (E) the PRC court concluded that the judgment does not violate the state sovereignty, security or public interest of the PRC.

Han Kun Law Offices

(2)
Each of the Commercial Agreements governed by PRC law has been duly authorized by each party thereto and constitutes legal, valid and binding obligations of all the parties thereto, will not result in any violation of current PRC laws or regulations. Each of the Commercial Agreements is enforceable against all parties thereto in accordance with its terms, except that the pledge under the Commercial Agreements shall become effective upon registration.

Our opinion expressed above is subject to the following additional qualifications:

i.
Our opinion is subject to the restrictions of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) any judicial or administrative actions affecting creditors’ rights generally.

ii.
Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent or coercionary; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iii.	No independent search, investigation or other verification action has been conducted by us with any governmental authorities for the purpose of issuing our opinion.

iv.
Our opinion is limited to the PRC laws and regulations of general application on the date hereof (for the purpose of this opinion only, the PRC or China shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan). We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC.

v.
The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

Han Kun Law Offices

vi.
This opinion is issued based on our understanding of the current PRC laws and regulations. For matters not explicitly provided under the current PRC laws and regulations, the interpretation, implementation and application of the specific requirements under the PRC laws and regulations are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, which may be different from our opinion. Under relevant PRC laws and regulations, foreign investment is restricted in certain businesses. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts, are subject to the discretion of competent PRC legislative, administrative and judicial authorities.

vii.	This opinion is intended to be used in the context which is specifically referred to herein.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressed stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES

Han Kun Law Offices

Exhibit I
Commercial Agreements

1.        Exclusive Business Cooperation Agreement entered into by and among Shenzhen Trunkbow and the Shandong WFOE dated December 20, 2007;

2.        Equity Interest Pledge Agreement  entered into by and among Shenzhen Trunkbow, HOU Wanchun and the Shandong WFOE dated December 20, 2007;

3.        Loan Agreement entered into by and between HOU Wanchun and the Shandong WFOE dated December 20, 2007;

4.        Exclusive Option Agreement entered into by and among Shenzhen Trunkbow, HOU Wanchun and the Shandong WFOE dated December 20, 2007;

5.        Power of Attorney executed by HOU Wanchun dated December 20, 2007;

6.        Nominee Letter executed by HOU Wanchun and the Shandong WFOE dated December 20, 2007;

7.        Equity Interest Pledge Agreement entered into by and among Shenzhen Trunkbow, XIE Liangyao and the Shandong WFOE dated December 20, 2007;

8.        Loan Agreement entered into by and between XIE Liangyao  and the Shandong WFOE dated December 20, 2007;

9.        Exclusive Option Agreement  entered into by and among Shenzhen Trunkbow, XIE Liangyao  and the Shandong WFOE dated December 20, 2007;

10.       Power of Attorney  executed by XIE Liangyao  dated December 20, 2007;

11.      Nominee Letter executed by XIE Liangyao  and the Shandong WFOE dated December 20,2007;

12.      Equity Interest Pledge Agreement  entered into by and among Shenzhen Trunkbow, LI Qiang  and the Shandong WFOE dated December 20, 2007;

13.     Loan Agreement entered into by and between LI Qiang  and the Shandong WFOE dated December 20, 2007;

Han Kun Law Offices

14.      Exclusive Option Agreement entered into by and among Shenzhen Trunkbow, LI Qiang  and the Shandong WFOE dated December 20, 2007;

15.     Power of Attorney executed by LI Qiang dated December 20,2007;

16.     Nominee Letter executed by LI Qiang and the Shandong WFOE dated December 20, 2007.